Exhibit 99.1

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	As of June 30,	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$235,893	$380,801
Accounts receivable, net	19,583	16,694
Accounts receivable, net from related parties	8,802	5,212
Inventory, net	2,716	2,736
Prepaid expenses and other current assets	17,072	21,099

Total current assets	284,066	426,542
Property and equipment, net	145,884	121,435
Investments	64,912	60,504
Equity method investments	45,214	42,620
Intangible assets, net	3,020	3,294
Goodwill	1,857	1,857
Loans receivable, net of current portion	16,653	13,298
Other non-current assets	25,439	5,603

Total assets	$587,045	$675,153

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,767	$13,893
Accrued expenses and other current liabilities	47,024	30,505
Deferred revenue (includes $23,014 and $22,101, respectively, from related parties)	31,300	28,823

Total current liabilities	81,091	73,221
Non-current liabilities:
Deferred rent, net of current portion	13,592	12,678
Deferred revenue, net of current portion (includes $111,664 and $97,977, respectively, from related parties)	115,403	99,652
Lease financing obligation	16,358	16,518
Other non-current liabilities	4,815	3,032

Total liabilities	231,259	205,101

Commitments and contingencies (Note 10)
Stockholders’ equity:
Series B convertible preferred stock, $0.01 par value; 4,143,251 shares authorized as of June 30, 2021 and December 31, 2020; 4,138,185 shares issued and outstanding as of June 30, 2021 and December 31, 2020; liquidation value as of June 30, 2021 and December 31, 2020 of $53,093	41	41
Series C convertible preferred stock, $0.01 par value; 4,658,503 shares authorized, issued and outstanding as of June 30, 2021 and December 31, 2020; liquidation value as of June 30, 2021 and December 31, 2020 of $98,900	47	47
Series D convertible preferred stock, $0.01 par value; 6,162,631 shares authorized as of June 30, 2021 and December 31, 2020; 6,162,631 and 6,146,911 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively; liquidation value of $294,019 and $293,269 as of June 30, 2021 and December 31, 2020, respectively	61	61

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	As of June 30,	As of December 31,
	2021	2020
Series E convertible preferred stock, $0.01 par value; 4,172,102 shares authorized as of June 30, 2021 and December 31, 2020; 3,460,005 shares issued and outstanding as of June 30, 2021 and December 31, 2020; liquidation value as of June 30, 2021 and December 31, 2020 of $519,658	35	35
Common stock, $0.01 par value; 35,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 7,940,789 and 7,859,702 shares issued as of June 30, 2021 and December 31, 2020, respectively; 7,934,658 and 7,851,164 shares outstanding as of June 30, 2021 and December 31, 2020, respectively	79	79
Additional paid in capital	943,967	928,991
Accumulated deficit	(595,388)	(467,878)

Total Ginkgo Bioworks, Inc. stockholders’ equity	348,842	461,376
Non-controlling interest	6,944	8,676

Total stockholders’ equity	355,786	470,052

Total liabilities and stockholders’ equity	$587,045	$675,153

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share data)

	Six Months Ended June 30,
	2021	2020
Foundry revenue (includes related party revenue of $23,622 and $22,514, respectively)	$44,096	$31,297
Biosecurity revenue:
Product	6,130	—
Service	37,507	—

Total revenue	87,733	31,297

Costs and operating expenses:
Cost of Biosecurity product revenue	11,755	—
Cost of Biosecurity service revenue	29,055	—
Research and development	111,616	62,506
General and administrative	52,367	15,517

Total operating expenses	204,793	78,023

Loss from operations	(117,060)	(46,726)
Other expense, net:
Interest income	220	2,247
Interest expense	(1,173)	(1,203)
Loss on equity method investments	(22,001)	(5,401)
Gain (loss) on investments	4,408	(1,401)
Other income, net	5,774	161

Total other expense, net	(12,772)	(5,597)

Loss before income taxes	(129,832)	(52,323)
Income tax (benefit) provision	(590)	1,875

Net loss and comprehensive loss	(129,242)	(54,198)

Net loss and comprehensive loss attributable to non-controlling interest	(1,732)	(568)

Net loss and comprehensive loss attributable to Ginkgo Bioworks, Inc. stockholders	$(127,510)	$(53,630)

Net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders, basic and diluted	$(16.12)	$(6.87)

Weighted average common shares outstanding, basic and diluted	7,907,771	7,810,632

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Equity

(unaudited)

(in thousands, except share data)

	Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	4,138,185	$41	4,658,503	$47	6,146,911	$61	2,831,342	$28
Exercise of common stock options	—	—	—	—	—	—	—	—
Issuance of Series E convertible preferred stock, net of issuance costs of $0	—	—	—	—	—	—	479,391	5
Vesting of restricted stock awards	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Net loss and comprehensive loss	—	—	—	—	—	—	—	—

Balance as of June 30, 2020	4,138,185	$41	4,658,503	$47	6,146,911	$61	3,310,733	$33

Balance as of December 31, 2020	4,138,185	$41	4,658,503	$47	6,146,911	$61	3,460,005	$35
Exercise of stock options	—	—	—	—	—	—	—	—
Vesting of restricted stock awards	—	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—
Issuance of warrants to purchase convertible preferred stock	—	—	—	—	—	—	—	—
Issuance of Series D convertible preferred stock upon exercise of warrants	—	—	—	—	15,720	—	—	—
Net loss and comprehensive loss	—	—	—	—	—	—	—	—

Balance as of June 30, 2021	4,138,185	$41	4,658,503	$47	6,162,631	$61	3,460,005	$35

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Non- Controlling Interest	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2019	7,806,772	$79	$834,076	$(341,269)	$8,790	$501,853
Exercise of common stock options	16,595	—	12	—	—	12
Issuance of Series E convertible preferred stock, net of issuance costs of $0	—	—	71,995	—	—	72,000
Vesting of restricted stock awards	2,823	—	—	—	—	—
Stock-based compensation expense	—	—	240	—	—	240
Net loss and comprehensive loss	—	—	—	(53,630)	(568)	(54,198)

Balance as of June 30, 2020	7,826,190	$79	$906,323	$(394,899)	$8,222	$519,907

Balance as of December 31, 2020	7,851,164	$79	$928,991	$(467,878)	$8,676	$470,052
Exercise of stock options	81,087	—	39	—	—	39
Vesting of restricted stock awards	2,407	—	—	—	—	—
Stock-based compensation expense	—	—	14,637	—	—	14,637
Issuance of warrants to purchase convertible preferred stock	—	—	300	—	—	300
Issuance of Series D convertible preferred stock upon exercise of warrants	—	—	—	—	—	—
Net loss and comprehensive loss	—	—	—	(127,510)	(1,732)	(129,242)

Balance as of June 30, 2021	7,934,658	$79	$943,967	$(595,388)	$6,944	$355,786

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flow from operating activities:
Net loss	$(129,242)	$(54,198)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,794	6,333
Stock-based compensation	14,637	240
Loss attributable to equity method investments	22,001	5,401
(Gain) loss attributable to investments	(4,408)	1,401
Gain on change in fair value of loans receivable	(4,384)	(108)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,889)	2,124
Accounts receivable, net from related parties	(3,590)	1,215
Prepaid expenses and other current assets	4,854	(1,542)
Inventory, net	20	—
Other non-current assets	(55)	2,361
Accounts payable	(7,321)	1,427
Accrued expenses and other current liabilities	19,139	(3,402)
Deferred revenue, current and non-current (includes $(9,995) and $(14,564), respectively, from related parties)	(6,067)	(14,302)
Deferred rent, non-current	914	(33)
Other non-current liabilities	555	1,862

Net cash used in operating activities	(83,042)	(51,221)

Cash flow from investing activities:
Purchases of property and equipment	(45,969)	(9,741)
Issuance of loan receivable	—	(100)
Proceeds from loan receivable	202	111
Prepayment for acquisition of Dutch DNA Biotech B.V.	(1,210)	—

Net cash used in investing activities	(46,977)	(9,730)

Cash flow from financing activities:
Proceeds from exercise of stock options	39	12
Principal payment on capital lease obligations	(339)	(336)
Principal payment on lease financing obligations	(109)	(59)
Proceeds from issuance of Series E convertible preferred stock, net of issuance costs	—	68,620
Payment of deferred offering costs	(2,147)	—

Net cash (used in) provided by financing activities	(2,556)	68,237

Net (decrease) increase in cash, cash equivalents and restricted cash	(132,575)	7,286
Cash, cash equivalents and restricted cash, beginning of period	385,877	498,510

Cash, cash equivalents and restricted cash, end of period	$253,302	$505,796

Supplemental disclosure of non-cash investing and financing activities:
Purchases of equipment through capital leases	$1,981	$—
Purchases of property and equipment included in accounts payable and accrued expenses	$3,477	$8,511
Deferred offering costs in accrued expenses	$4,091	$—
Allonnia, LLC equity interest received for intellectual property	$12,698	$—
Kalo Ingredients, LLC equity interest received for intellectual property	$11,897	$—
Loan receivable received as consideration under customer arrangement	$—	$225

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

The following table provides a reconciliation of the cash, cash equivalents and restricted cash balances as of each of the periods shown above:

	As of June 30,
	2021	2020
Cash and cash equivalents	$235,893	$502,591
Restricted cash	17,409	3,205

Total cash, cash equivalents and restricted cash	$253,302	$505,796

The accompanying notes are an integral part of these condensed consolidated financial statements.

Ginkgo Bioworks, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

1. Organization

Business

The mission of Ginkgo Bioworks, Inc. (“Ginkgo Bioworks”, “Ginkgo”, or the “Company”) is to make biology easier to engineer. The Company designs custom cells for customers across multiple markets. Since inception, the Company has devoted its efforts to improving its platform for programming cells to enable customers to leverage biology to create impactful products across a range of industries. The Company’s platform comprises (i) equipment, robotic automation, software, data pipelines and tools, and standard operating procedures for high throughput genetic engineering, fermentation, and analytics (referred to collectively as the “Foundry”), (ii) a library of proprietary genetic assets and associated performance data (referred to collectively as “Codebase”), and (iii) the Company’s team of expert users, developers and operators of the Foundry and Codebase.

Liquidity and Capital Resources

As of June 30, 2021, the Company had $235.9 million in cash and cash equivalents. The Company’s sources of liquidity have been predominantly from proceeds from equity offerings, convertible note offerings, fees received for research and development services under license and collaboration arrangements, including those received on an upfront basis and upon accomplishment of milestones, fees received from Biosecurity product sales and services provided and government grants. These sources of liquidity have enabled the Company to expand the physical footprint and capacity of the Foundry and grow its personnel to expand capabilities and enter new markets.

The Company has incurred significant operating losses from inception through June 30, 2021, resulting in negative cash flows from operating activities and an accumulated deficit of $595.4 million as of June 30, 2021. The Company expects to continue to incur net losses into the foreseeable future. Successful transition to profitable operations is dependent upon achieving technical and commercial milestones under existing customer agreements, continuing to increase Foundry output while reducing the unit cost of that output, and expanding the number of engineered organisms under development with customers. The Company plans to continue to fund its losses from operations through future debt and equity financings, liquidation of equity holdings, and new customer and collaborative arrangements. The Company believes that its current cash and cash equivalents will provide adequate liquidity through one year from the date that these condensed consolidated financial statements are issued.

The Company’s future liquidity needs may vary materially from those currently planned and will depend on many factors, including the achievement of technical and commercial milestones under existing customer arrangements, the receipt of cash and equity from new customers and in connection with collaborative arrangements, the investments required to further scale the Foundry and Codebase, and the expenses needed to attract and retain personnel.

Risks and Uncertainties

The Company is subject to a number of risks including rapid technological change, regulatory change, technical feasibility, commercial viability, public perception of genetically modified organisms, uncertain market acceptance of products derived from engineered organisms, alternative means of production, data and cybersecurity breaches, and dependence on key vendors and personnel.

Impact of the COVID-19 Pandemic

In December 2019, an outbreak of a novel strain of coronavirus (“COVID-19”) originated in Wuhan, China, and has since spread globally. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic and, on March 13, 2020, the United States declared a national emergency with respect to COVID-19. Since then, extraordinary actions have been taken by authorities to contain and manage the outbreak and spread of COVID-19 around the world.

Consistent with the actions taken by governmental authorities, the Company has taken steps to protect its workforce and support the community efforts. From approximately March 2020 to approximately June 2020, the Company operated at a reduced capacity. The Company also restricted non-essential travel and allowed most of its workforce in general and administration functions to perform their duties remotely. In June 2020, the Company resumed modified on-site operations for its lab workers following the Center for Disease Control and Prevention’s guidance with facial covering requirements, rearranging facilities to follow social distancing protocols, performing active daily health checks, and undertaking regular and thorough disinfection of surfaces and tools.

The COVID-19 pandemic caused some disruption in the Company’s operations and the Company experienced partial suspensions and delays in servicing certain customer contracts. However, the Company believes that the COVID-19 pandemic did not have a material adverse impact to its financial position or results of operations.

The Company continues to monitor and assess the effects of the COVID-19 pandemic on its business, financial condition, results of operations and cash flows.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Unaudited Interim Condensed Consolidated Financial Information

The accompanying Condensed Consolidated Balance Sheet as of June 30, 2021, the Condensed Consolidated Statements of Operations and Comprehensive Loss for the six months ended June 30, 2021 and 2020, Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and 2020 and the Condensed Consolidated Statements of Stockholders’ Equity for the six months ended June 30, 2021 and 2020 are unaudited. The financial data and other information contained in the notes thereto as of and for the six months ended June 30, 2021 and 2020 are also unaudited. The Condensed Consolidated Balance Sheet as of December 31, 2020 was derived from the Company’s audited consolidated financial statements included elsewhere in this registration statement and prospectus.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements, and in the opinion of management, reflect all normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of June 30, 2021, the results of its operations for the six months ended June 30, 2021 and 2020 and its cash flows for the six months ended June 30, 2021 and 2020. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019, and the notes thereto, included elsewhere in this registration statement and prospectus.

The results for the six months ended June 30, 2021 are not necessarily indicative of results to be expected for the year ended December 31, 2021, or any other interim periods, or any future year or period.

The significant accounting policies used in preparation of these unaudited interim condensed consolidated financial statements are consistent with those described in the Company’s audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this registration statement and prospectus and are updated below as necessary.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions used in preparation of these condensed consolidated financial statements include, among others, those related to the fair value of equity instruments and equity awards, revenue recognition, the fair value of loans receivable, the fair value of certain investments, including equity method investments, accrued expenses, and income taxes.

The Company bases its estimates on historical experience and other market-specific or relevant assumptions that it believes to be reasonable under the circumstances. Reported amounts and disclosures reflect the overall economic conditions that management believes are most likely to occur, and the anticipated measures management intends to take. Actual results could differ materially from those estimates. All revisions to accounting estimates are recognized in the period in which the estimates are revised.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable, and loans receivable. The Company’s cash and cash equivalents are maintained in bank deposit accounts and money market funds, which, at times, may exceed federally insured limits. The Company believes that it is not exposed to significant credit risk as its deposits are held in financial institutions in the United States that management believes to be of high credit quality. The Company’s loans receivable are comprised of both collateralized convertible notes, which limits the Company’s credit risk, as well as uncollateralized convertible notes. The Company’s accounts receivable primarily consist of amounts owed under its license and collaboration agreements and its Biosecurity product and service offering. The Company has not experienced any material write-offs related to its accounts receivable since inception.

Restricted Cash

Restricted cash primarily includes cash balances collateralizing letters of credit associated with leases for the Company’s facilities and $11.2 million held in escrow for the acquisition of Dutch DNA Biotech B.V. to be disbursed at closing. Restricted cash is included in other non-current assets on the Condensed Consolidated Balance Sheets.

Inventory, net

Inventory mainly consists of diagnostic testing kits purchased from suppliers, testing program supplies and the costs of assembling sample collection kits. Finished goods inventory for lateral flow assay (“LFA”) and polymerase chain reaction (“PCR”) tests are valued at the lower of cost or net realizable value using the first-in first-out method. Raw materials and finished goods inventory for pooled testing services are valued at the lower of cost or net realizable value using the average cost method. Inventory has been reduced by an allowance for excess and obsolete inventory based on an analysis of quantities on hand.

Equity Method Investments

The Company utilizes the equity method to account for its investments in common stock, or in-substance common stock, of the Company’s platform ventures and structured partnerships when it possesses the ability to exercise significant influence over, but not control, the operating and financial policies of the investee. The Company uses judgment when determining the level of influence over the operating and financial policies of the investee considering key factors including, among others, the Company’s ownership interest, representation on the board of directors, participation in policy-making decisions and material contractual arrangements and obligations. Income and losses are allocated based upon relative ownership interest unless there is a substantive profit-sharing agreement in place.

For investments with a substantive profit-sharing agreement, the Company utilizes the Hypothetical Liquidation at Book Value (“HLBV”) method to allocate income and losses from the equity method investment. Under the HLBV method, the Company utilizes the capital account at the end of the period assuming the book value of the entity was liquidated or sold minus the same calculation at the beginning of the period. The difference is the share of earnings or losses attributable to the equity method investment.

Under the equity method, if there is a commitment for the Company to fund the losses of its equity method investees, the Company would continue to record its share of losses resulting in a negative equity method investment, which would be presented as a liability on the Condensed Consolidated Balance Sheets. Commitments may be explicit and may include formal guarantees, legal obligations, or arrangements by contract. Implicit commitments may arise from reputational expectations, intercompany relationships, statements by the Company of its intention to provide support, a history of providing financial support or other facts and circumstances. When the Company has no commitment to fund the losses of its equity method investees, the carrying value of its equity method investments will not be reduced below zero. The Company had no commitment to fund additional losses of its equity method investments during the six months ended June 30, 2021 and 2020.

The Company evaluates its equity method investments for impairment whenever events or circumstances indicate that the carrying value of the investment may not be recoverable. The Company considers the investee’s financial position, forecasts and economic outlook, and the estimated duration and extent of losses to determine whether a recovery is anticipated. An impairment that is other-than-temporary is recognized in the period identified. The Company has not recognized an impairment loss related to its equity method investments for the six months ended June 30, 2021 and 2020.

The Company may elect the fair value option for its equity method investments on an investment-by-investment basis. For all equity method investments accounted for under the fair value option, the Company carries the equity method investment at fair value. The Company records all subsequent changes in the values of its equity method investments in the Condensed Consolidated Statements of Operations and Comprehensive Loss as a component of loss on equity method investments.

Deferred Offering Costs

The Company capitalized certain legal, accounting and other third-party fees that are directly associated with the in-process merger with Soaring Eagle Acquisition Corp. (“SRNG”) as deferred offering costs until such merger is consummated. After consummation of the merger, such costs will be reclassified as a reduction to additional paid-in capital generated as a result of the merger. In the event the merger is abandoned, all capitalized deferred offering costs will be immediately expensed. Deferred offering costs as of June 30, 2021 were $6.2 million and are classified in other non-current assets in the Condensed Consolidated Balance Sheet. No deferred offering costs were capitalized as of December 31, 2020.

Revenue Recognition

Biosecurity Revenue

In 2020, the Company launched its commercial offering of COVID-19 testing products and services for businesses, academic institutions, and other organizations. In the first quarter of 2021, the Company launched its pooled testing initiative which focuses on providing end-to-end COVID-19 testing services to groups of individuals, with a focus of offering pooled testing services for K-12 schools. The Company sells COVID-19 test kits on a standalone basis or as part of an end-to-end testing service. The Company records product revenue from sales of LFA diagnostic test kits. The Company records service revenue from sales of its end-to-end COVID-19 testing services, which consist of multiple promised goods and services including sample collection kits, physician authorizations, onsite test administration, outsourced laboratory PCR analysis, and access to results reported through the Company’s proprietary web-based portal. The Company recognizes its product and service revenue using the five-step model under ASC 606, Revenue from Contracts with Customers (“ASC 606”).

Product revenue from the sale of LFA diagnostic test kits is recognized when the test kits are shipped, and risk of loss is transferred to the carrier. The Company’s diagnostic test kits are generally not subject to a customer right of return except for product recalls under the rules and regulations of the FDA. The Company has elected to include shipping and handling fees billed to customers as a component of Biosecurity revenue.

Service revenue from the Company’s end-to-end COVID-19 testing services is recognized upon completion of the tests and release of the test results on the web-based portal. The Company has identified one performance obligation in its testing services contracts that represents a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer, with each test as a distinct service within the series. As the price for the testing services is fixed under each customer contract, the Company has elected the practical expedient to recognize revenue at the amount to which it has the right to invoice for services performed. The Company’s testing services contracts are generally one year or less in length and contain fixed unit pricing. Under typical payment terms for testing services, amounts are billed in advance based on contractual billing terms or monthly in arrears for services performed.

Other than as noted herein, there were no other changes to the Company’s revenue recognition policy since the date of the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this registration statement and prospectus.

Stock-Based Compensation

For awards granted from January 2021 through June 30, 2021, the Company utilized the hybrid method to estimate the value of its common stock underlying its stock-based awards. The hybrid method is a probability-weighted expected return method (“PWERM”) where the equity value in at least one scenario is allocated using an option pricing method (“OPM”). The Company considered two scenarios: (i) a scenario in which the conversion of the convertible preferred stock to common stock occurs through an initial public offering (“IPO”) or a merger with a special purpose acquisition company (“SPAC”), and (ii) a remain-private scenario. With respect to the remain-private scenario, the Company estimated equity value using the guideline public company method. With respect to the IPO/SPAC scenario, for the valuations performed as of March 2 and April 4, 2021, the Company considered the equity values indicated by preliminary letters of intent received from potential investors. For the valuation performed as of May 31, 2021, the Company assumed an equity value based on a proposed business combination. The equity consideration in the proposed business combination is $15 billion plus contingent consideration in the form of earnout shares. In the IPO/SPAC transaction scenario, conversion of the convertible preferred stock to common stock was assumed. In the remain-private scenario, equity value was allocated among the convertible preferred stock and common stock using the OPM. In addition to considering these two scenarios, the Company considered the prices paid for its common stock and Series B convertible preferred stock in secondary transactions and the Company included these prices in its weighted average conclusion of value.

The Company estimated the grant date fair value of stock option awards granted to an employee during the six months ended June 30, 2021 using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the input of subjective assumptions, including fair value of common stock, expected term, expected volatility, risk-free interest rate, and expected dividend yield. The expected term was equal to the contractual term due to the limited time that the grantee has to exercise the award. The Company determined expected volatility using the historical volatility of the stock prices of similar publicly traded peer companies. The risk-free interest rate was based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock options. The Company has not paid, and does not expect to pay, dividends in the foreseeable future.

Other than as noted herein, there were no other changes to the Company’s stock-based compensation policy since the date of the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this registration statement and prospectus.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). The provisions of ASU 2018-17 modify the guidance under ASC 810 related to the evaluation of indirect interests held through related parties under common control when determining whether fees paid to decision makers and service providers are variable interests. Indirect interests held through related parties that are under common control are no longer considered to be the equivalent of direct interests in their entirety and instead should be considered on a proportional basis. This guidance more closely aligns with accounting of how indirect interests held through related parties under common control are considered for determining whether a reporting entity must consolidate a variable interest entity. The Company adopted ASU 2018-17 on January 1, 2021 and the adoption did not have a material impact on the Company’s condensed consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption. Refer to the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this registration statement and prospectus for a summary of additional recently issued accounting pronouncements that have not yet been adopted.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”). ASU 2021-04 requires issuers to account for modifications or exchanges of freestanding equity-classified written call options (e.g., warrants) that remain equity classified after the modification or exchange based on the economic substance of the modification or exchange. This new standard will be effective for the Company on January 1, 2022, with early adoption permitted. The Company is currently evaluating the impact that the implementation of this standard will have on its condensed consolidated financial statements and related disclosures.

3. Fair Value Measurements

No transfers between levels have occurred during the periods presented. The following tables present information about the Company’s financial assets measured at fair value on a recurring basis (in thousands):

	As of June 30, 2021
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds, included in cash and cash equivalents	$223,277	$223,277	$—	$—
Synlogic, Inc. common stock, included in equity method investments	24,665	24,665	—	—
Synlogic, Inc. warrant, included in investments	9,912	—	9,912	—
Loans receivable, included in prepaid expenses and other current assets	3,095	—	—	3,095
Loans receivable, net of current portion	16,653	—	—	16,653

Total	$277,602	$247,942	$9,912	$19,748

	As of December 31, 2020
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds, included in cash and cash equivalents	$372,537	$372,537	$—	$—
Synlogic, Inc. common stock, included in equity method investments	13,696	13,696	—	—
Synlogic, Inc. warrant, included in investments	5,504	—	5,504	—
Loans receivable, included in prepaid expenses and other current assets	2,268	—	—	2,268
Loans receivable, net of current portion	13,298	—	—	13,298

Total	$407,303	$386,233	$5,504	$15,566

The fair value of the warrant to purchase Synlogic common stock (Note 7) is calculated as the value of the underlying common stock, less the related unpaid exercise price and represents a Level 2 measurement within the fair value hierarchy.

As of June 30, 2021 and December 31, 2020, loans receivable primarily consisted of a revolving promissory note with Glycosyn, LLC (“Glycosyn”) which is secured by the assets of Glycosyn, including certain intellectual property such as patents and copyrights held by Glycosyn, (“Glycosyn Promissory Note”) and a series of convertible notes with Access Bio, Inc. (“Access Bio Convertible Notes”). The fair value of the Glycosyn Promissory Note and Access Bio Convertible Notes were determined based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy. Significant changes in these unobservable inputs in isolation could have resulted in a significantly lower or higher fair value measurement. Refer to Note 4 for additional details on the Company’s loans receivable.

The Company used a probability-weighted discounted cash flow valuation approach to determine the fair value of the Glycosyn Promissory Note. Using this approach, the present value of the expected future cash flows was calculated under four settlement scenarios and then were weighted based on the estimated probability of each scenario. The four settlement scenarios considered in the valuation were (i) a qualified financing which resulted in a 20% conversion discount, (ii) repayment upon change in control, (iii) a dissolution scenario and (iv) repayment in accordance with the terms of the note. The significant assumptions used in valuing the Glycosyn Promissory Note as of June 30, 2021 and December 31, 2020 included the expected timing and probability of each scenario and the discount rate. As of June 30, 2021, a discount rate of 15% was applied and the probability and timing of each scenario ranged from 5% to 50% and from less than 1 year to 2 years. As of December 31, 2020, a discount rate of 15% was applied and the probability and timing of each scenario ranged from 10% to 40% and from 1 to 2.5 years. The weighted average timing of the scenarios weighted based on the probability of each scenario as of June 30, 2021 and December 31, 2020 was 1.1 years and 1.2 years, respectively.

The Company used a Monte-Carlo simulation model to determine the fair value of the Access Bio Convertible Notes. The future stock price of Access Bio, Inc. (“Access Bio”) was simulated over the term of the note to assess the value of the settlement features which included (i) conversion into stock at a discount determined under a reset provision tied to the performance of Access Bio’s stock price and (ii) redemption at maturity. The significant assumptions used in determining the simulated future stock price included the expected timing of the conversion, which is assumed at maturity, and expected volatility. The significant assumptions used in determining the fair value of the Access Bio Convertible Notes under a redemption at maturity scenario was the discount rate and expected volatility. As of June 30, 2021 and December 31, 2020, the discount rate that was used to determine fair value of the Access Bio Convertible Notes under the maturity scenario was 31.5% and 32.8%, respectively. As of June 30, 2021 and December 31, 2020, the volatility rate used to determine the fair value of the Access Bio Convertible Notes was 104.3% and 88.5%, respectively.

The following table provides a reconciliation of all assets measured at fair value using Level 3 significant unobservable inputs (in thousands):

Loans Receivable
Balance as of December 31, 2019	$4,830
Issuance of loans receivable	325
Proceeds from loans receivable	(111)
Change in fair value	108

Balance as of June 30, 2020	$5,152

Balance as of December 31, 2020	$15,566
Proceeds from loan receivable	(202)
Change in fair value	4,384

Balance as of June 30, 2021	$19,748

4. Loans Receivable

Glycosyn Promissory Note

In October 2018, the Company provided a revolving promissory note to Glycosyn which has been amended several times since inception. The Glycosyn Promissory Note is convertible at a discount, at the Company’s election, into equity securities of Glycosyn upon Glycosyn’s first issuance of equity securities, other than an underwritten public offering, from which Glycosyn receives gross proceeds of at least $10.0 million. In addition, Glycosyn is obligated to immediately repay the outstanding balance of the loan, plus accrued interest, upon a change in control event. The Glycosyn Promissory Note accrues interest at a rate of 7.5% per annum and matures in June 2023, unless earlier converted by the Company into equity securities of Glycosyn. In January 2021, the existing terms of the Glycosyn Promissory Note were amended to add an additional $0.2 million to the principal balance and to extend the number of interest-only payments through June 30, 2021. The amendment also added a provision to increase the interest rate from 7.5% to 12.5% in the event of default by Glycosyn. In July 2021, the Company entered into an additional amendment to the Glycosyn Promissory Note (Note 18).

As of June 30, 2021 and December 31, 2020, the unpaid principal balance under the Glycosyn Promissory Note was $5.4 million and $5.3 million, respectively. The fair value of the Glycosyn Promissory Note was $4.5 million as of June 30, 2021 and December 31, 2020, of which $2.9 million and $2.0 million was included in prepaid expenses and other current assets, respectively, with the remaining amounts included in loans receivable, net of current portion on the Condensed Consolidated Balance Sheets for the respective periods. The change in fair value for the six months ended June 30, 2021 and 2020 was immaterial.

Access Bio Convertible Notes

In November 2020, the Company entered into a convertible note subscription agreement with Access Bio, a supplier of the Company’s diagnostic test kits. The Access Bio Convertible Notes are due in November 2022 in the aggregate principal amount of $10.0 million plus a 2% rate of return compounded annually. The Access Bio Convertible Notes are convertible into a number of shares of common stock of Access Bio, a company listed on the Korea Stock Exchange, of up to $10.0 million based on a fixed foreign currency exchange rate and a conversion price subject to certain adjustments, including reset adjustments each quarter based on the trading price of Access Bio’s stock. The adjusted conversion price cannot be reduced to less than 70% of the initial conversion price and the reset adjustments cannot increase the effective conversion ratio. The Access Bio Convertible Notes are convertible at the Company’s election any time following the first anniversary of the issuance date of the notes and prior to the 30th day before the maturity date. Additionally, subject to certain provisions, the Company has the option to cause Access Bio to repurchase, or Access Bio has the option to repurchase, a portion of the outstanding balance under the notes (or up to the entire balance in the case of the Company’s option) at a price to ensure a 2% rate of return compounded annually.

As of June 30, 2021 and December 31, 2020, the fair value of the Access Bio Convertible Notes was $15.1 million and $10.7 million, respectively, which was recorded in loans receivable, net of current portion on the Condensed Consolidated Balance Sheets. The gain from the change in fair value of the Access Bio Convertible Notes during the six months ended June 30, 2021 of $4.4 million was recorded as a component of other income, net on the Condensed Consolidated Statements of Operations and Comprehensive Loss.

5. Inventory, net

Inventory, net consisted of the following (in thousands):

	As of June 30,	As of December 31,
	2021	2020
Finished goods	$2,566	$2,756
Raw materials	269	—
Less: Inventory reserve	(119)	(20)

Inventory, net	$2,716	$2,736

6. Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	As of June 30,	As of December 31,
	2021	2020
Facilities	$12,762	$12,762
Furniture and fixtures	3,860	2,165
Lab equipment	100,117	51,072
Computer equipment and software	9,126	6,204
Leasehold improvements	44,953	40,435
Construction in progress	20,921	42,575

Total property and equipment	191,739	155,213
Less: Accumulated depreciation	(45,855)	(33,778)

Property and equipment, net	$145,884	$121,435

7. Investments and Equity Method Investments

The Company holds equity method investments in Motif Foodworks, Inc. (“Motif”), Allonnia, LLC (“Allonnia”) and Kalo Ingredients, LLC (“Kalo”). Additionally, the Company holds an equity method investment in Joyn Bio, LLC (“Joyn”) through its controlling financial interest in Cooksonia, LLC (“Cooksonia”), which is the consolidated holding entity for its investment in Joyn.

The Company also holds an equity method investment in Synlogic, Inc. (“Synlogic”) and a warrant to purchase Synlogic common stock, which are accounted for under the fair value option. The Company elected to apply the fair value option to its equity method investment and the warrant to purchase shares of Synlogic common stock as the fair value of Synlogic common stock is objectively determinable and is based on quoted market prices in an active market for identical securities. The Company’s equity method investment in Synlogic is the only equity method investment where the underlying equity instruments are traded in an active market. As of June 30, 2021 and December 31, 2020, the Company held 6,340,771 shares of Synlogic common stock which comprises its equity method investment in that entity. As of June 30, 2021, the warrant under which the Company may purchase 2,548,117 shares of Synlogic common stock remained unexercised.

The Company’s preferred stock investment in Genomatica is accounted for under the measurement alternative. As of June 30, 2021 and December 31, 2020, no adjustments have been recognized related to the preferred stock investment as a result of the application of the measurement alternative as the Company did not identify observable price changes in orderly transactions for the identical or similar investment of the same issuer and the equity instrument was not otherwise deemed to be impaired.

Investments and equity method investments consisted of the following (in thousands):

	As of June 30,	As of December 31,
	2021	2020
Investments:
Genomatica, Inc. preferred stock	$55,000	$55,000
Synlogic, Inc. warrant	9,912	5,504

Total	$64,912	$60,504

Equity method investments:
Joyn Bio, LLC	$20,549	$28,924
Synlogic, Inc.	24,665	13,696

Total	$45,214	$42,620

The carrying value of the Company’s equity method investments in Motif, Allonnia and Kalo as of June 30, 2021 and the Company’s equity method investments in Motif and Allonnia as of December 31, 2020 were zero and as such, were excluded from the table above.

Gains (losses) on investments and equity method investments consisted of the following (in thousands):

	Six Months Ended June 30,
	2021	2020
Gain (loss) on investments:
Synlogic, Inc. warrant	$4,408	$(1,401)

Total	$4,408	$(1,401)

(Loss) gain on equity method investments:
Joyn Bio, LLC	$(8,375)	$(1,914)
Synlogic, Inc.	10,969	(3,487)
Allonnia, LLC	(12,698)	—
Kalo Ingredients, LLC	(11,897)	—

Total	$(22,001)	$(5,401)

Refer to Notes 8 and 15 for additional details on the Company’s investments and equity method investments.

8. Variable Interest Entities

Consolidated Variable Interest Entities

With respect to the Company’s investment in Cooksonia, which was formed by the Company and certain other investors for the purposes of holding the Company’s investment in Joyn, the Company concluded that it holds a variable interest in this entity through its 70% equity interest. Additionally, the Company concluded it is the primary beneficiary of Cooksonia as it controls the most significant activities of Cooksonia. These conclusions were reached considering that: (i) the Company controls 100% of the board of directors of Cooksonia and (ii) the Company holds a controlling financial interest in Cooksonia. Due to the fact that the Company is the primary beneficiary of Cooksonia, the Company has consolidated the financial statements of Cooksonia in accordance with ASC 810, Consolidation (“ASC 810”) into its condensed consolidated financial statements and has recognized a non-controlling interest associated with the minority equity interest held by other investors of Cooksonia, which together hold the remaining 30% equity interest in Cooksonia. The Company presents the non-controlling interest attributable to the other investors’ equity interest in Cooksonia as a component of stockholder’s equity.

The sole asset held by Cooksonia as of June 30, 2021 and December 31, 2020 was its equity method investment in Joyn, which was included in the Company’s Condensed Consolidated Balance Sheets as of each period end. The balance of Cooksonia’s equity method investment in Joyn as of June 30, 2021 and December 31, 2020 was $20.5 million and $28.9 million, respectively. No liabilities were held by Cooksonia as of June 30, 2021 and December 31, 2020. The net loss incurred by Cooksonia during the six months ended June 30, 2021 and 2020 was $8.4 million and $1.9 million, respectively, which was comprised solely of the loss from its equity method investment in Joyn and was included in the Company’s Condensed Consolidated Statements of Operations and Comprehensive Loss for the respective periods. The net loss incurred by Cooksonia attributable to the non-controlling interest during the six months ended June 30, 2021 and 2020 was $1.7 million and $0.6 million, respectively.

Unconsolidated Variable Interest Entities

With respect to the Company’s investments in Motif, Allonnia, Genomatica and Kalo, the Company has concluded these entities represent variable interest entities (“VIE”). However, although the Company holds board representation and is involved in the ongoing development activities of the entities via its participation on joint steering committees, the Company has concluded that it is not the primary beneficiary of these entities. The Company reached this conclusion considering that: (i) it does not control the board of directors of either Motif, Allonnia, Genomatica or Kalo, and no voting or consent agreements exist between the Company and other members of each respective board of directors or other investors, (ii) the holders of preferred security interests in Motif, Allonnia, Genomatica and Kalo hold certain rights that require their consent prior to the taking of certain actions, which include certain significant operating and financing decisions, and (iii) the Company’s representation on the joint steering committee of each respective entity does not give it control over the development activities of either Motif, Allonnia, Genomatica or Kalo as all votes must pass by consensus and there are no agreements in place that would require any of the entities to vote in alignment with the Company. As the Company’s involvement in Motif, Allonnia, Genomatica and Kalo does not give it the power to control the decisions with respect to their development or other activities, which are their most significant activities, the Company has concluded that it is not the primary beneficiary of Motif, Allonnia, Genomatica or Kalo.

Additionally, with respect to Cooksonia’s investment in Joyn, as Cooksonia does not control Joyn’s board of directors, it does not have the power to control the decisions related to the development activities of Joyn, which are its most significant activities. Accordingly, the Company has concluded that Cooksonia is not the primary beneficiary of Joyn.

As of June 30, 2021 and December 31, 2020, the maximum risk of loss related to the Company’s VIEs was limited to the carrying value of its investment in such entities.

Refer to Notes 7 and 15 for additional details on the Company’s investments and equity method investments.

9. Goodwill and Intangible Assets, net

There was no change in the carrying value of goodwill for the periods presented.

Intangible assets, net consisted of the following (in thousands):

	Gross Carrying Value	Accumulated Amortization	Net
Balances as of June 30, 2021
Acquired technology	$5,490	$(2,470)	$3,020
Balances as of December 31, 2020
Acquired technology	$5,490	$(2,196)	$3,294

Intangible assets had a weighted average remaining amortization period of 5.5 and 6.0 years as of June 30, 2021 and December 31, 2020, respectively. Amortization expense was $0.3 million for the six months ended June 30, 2021 and 2020. Future amortization expense will be $0.2 million for the remainder of 2021 and $0.5 million per year thereafter over the remaining estimated useful life of the intangible assets.

10. Commitments and Contingencies

The Company is party to a number of agreements with certain collaborators and suppliers that require the Company to meet minimum purchase obligations over the term of such agreements. During the six months ended June 30, 2021, there were no material changes to the Company’s obligations under these agreements. For a description of the arrangements and the related accounting conclusions, refer to Note 11 to the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this registration statement and prospectus.

Lease Obligations

In April 2021, the Company entered into a lease consisting of approximately 152,000 square feet of office and laboratory space being developed in Boston, Massachusetts. The lease commencement date is estimated to be June 1, 2024, subject to certain extensions, and expires on the fifteenth anniversary of the lease commencement date. Annual base rent for the first lease year will be approximately $12.9 million, subject to annual rent increases over the term of the lease. The lease includes one option to extend the lease for ten years at then-market rates, subject to certain adjustments, and will be secured by a letter of credit of $9.1 million.

Purchase Orders

The Company has agreements with third parties for certain services for which the Company is not contractually able to terminate for convenience to avoid future obligations to the respective vendors. Such agreements may provide for termination fees, penalties, or costs to wind-down the arrangement. Under such agreements, the Company is contractually obligated to make payments, primarily to reimburse the vendor for their expenditures that are not recoverable and incurred prior to any cancellation of the respective agreement. The actual amounts the Company could pay in the future to these vendors under the various agreements may differ from the amounts under the purchase orders due to these cancellation provisions.

Indemnification Agreements

The Company enters into standard indemnification agreements and has agreements with indemnification clauses in the ordinary course of business. Under such arrangements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, who are generally the Company’s business partners. The terms of these indemnification arrangements are generally perpetual and effective any time after contract execution. The maximum potential liability resulting from these indemnification arrangements may be unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification arrangements and the Company does not believe that the outcome of any claims under such arrangements will have a material effect on its financial position, results of operations or cash flows, and have not accrued any liabilities related to such obligations as of June 30, 2021 or December 31, 2020.

Legal Proceedings

The Company is not currently party to any material legal proceedings. As of each reporting date, the Company evaluates whether or not a potential loss amount or range of loss amounts is reasonably estimable and probable of being incurred and whether such amounts meet the requirements to be accrued or disclosed pursuant to ASC 450, Contingencies (“ASC 450”). The Company expenses costs related to such legal proceedings as incurred.

11. Convertible Preferred Stock

As of June 30, 2021 and December 31, 2020, the Fourth Amended and Restated Certificate of Incorporation, as amended, (“Amended Certificate of Incorporation”) authorized the Company to issue 19,136,487 shares of $0.01 par value convertible preferred stock, of which 4,143,251 shares have been designated as Series B convertible preferred stock (“Series B Preferred Stock”), 4,658,503 shares have been designated as Series C convertible preferred stock (“Series C Preferred Stock”), 6,162,631 shares have been designated as Series D convertible preferred stock (“Series D Preferred Stock”), and 4,172,102 shares have been designated as Series E convertible preferred stock (“Series E Preferred Stock”, and collectively with the Series B, Series C, and Series D Preferred Stock, “Convertible Preferred Stock”). No dividends have been declared or paid by the Company since its inception.

As the Convertible Preferred Stock may only become redeemable upon a deemed liquidation event, the occurrence of which is solely within the Company’s control, the Company classifies the Convertible Preferred Stock in stockholders’ equity. The Convertible Preferred Stock was recorded at par and is not subsequently remeasured.

The Convertible Preferred Stock consisted of the following (in thousands, except share data):

	As of June 30, 2021
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series B	4,143,251	4,138,185	$41	$53,093	4,138,185
Series C	4,658,503	4,658,503	47	98,900	4,658,503
Series D	6,162,631	6,162,631	61	294,019	6,162,631
Series E	4,172,102	3,460,005	35	519,658	3,460,005

Total	19,136,487	18,419,324	$184	$965,670	18,419,324

	As of December 31, 2020
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series B	4,143,251	4,138,185	$41	$53,093	4,138,185
Series C	4,658,503	4,658,503	47	98,900	4,658,503
Series D	6,162,631	6,146,911	61	293,269	6,146,911
Series E	4,172,102	3,460,005	35	519,658	3,460,005

Total	19,136,487	18,403,604	$184	$964,920	18,403,604

12. Common Stock

As of June 30, 2021 and December 31, 2020, the Amended Certificate of Incorporation authorized the Company to issue 35,000,000 shares of $0.01 par value common stock.

Common Stock Reserved for Future Issuances

The Company had the following shares of common stock reserved for future issuances:

	As of June 30,	As of December 31,
	2021	2020
Shares reserved for Series B Preferred Stock outstanding	4,138,185	4,138,185
Shares reserved for future issuances of Series B Preferred Stock attached to warrants to purchase Series B Preferred Stock	5,066	5,066
Shares reserved for Series C Preferred Stock outstanding	4,658,503	4,658,503
Shares reserved for Series D Preferred Stock outstanding	6,162,631	6,146,911
Shares reserved for future issuances of Series D Preferred Stock attached to warrants to purchase Series D Preferred Stock	—	15,720
Shares reserved for Series E Preferred Stock outstanding	3,460,005	3,460,005
Shares reserved for future issuances of Series E Preferred Stock attached to warrants to purchase Series E Preferred Stock	8,323	—
Shares reserved for exercises of outstanding stock options under the 2008 and 2014 Stock Incentive Plans	598,509	679,596
Shares reserved for vesting of restricted stock units under the 2014 Stock Incentive Plan	3,094,017	2,545,458
Shares reserved for issuances under the 2014 Stock Incentive Plan	363,085	97,462

Total common stock reserved for future issuances	22,488,324	21,746,906

13. Stock-Based Compensation

2008 Stock Incentive Plan

As of June 30, 2021 and December 31, 2020, the maximum number of shares of common stock that were reserved for issuance under the 2008 Stock Incentive Plan (the “2008 Plan”) was 978,673 shares, of which no shares were available for future issuance. No additional awards may be granted under the 2008 Plan and shares of common stock underlying any awards that are forfeited, cancelled, repurchased, or otherwise terminated by the Company under the 2008 Plan will be added back to the shares available for issuance under the 2014 Stock Incentive Plan (the “2014 Plan”).

2014 Stock Incentive Plan

In March 2021, the board of directors approved an increase to the aggregate number of shares of common stock reserved for issuance under the 2014 Plan of 814,182 shares. As of June 30, 2021 and December 31, 2020, the maximum number of shares of common stock that were reserved for issuance under the 2014 Plan was 3,478,368 shares and 2,664,186 shares, respectively, of which 363,085 shares and 97,462 shares, respectively, were available for future issuance under the 2014 Plan. Under the 2014 Plan, the Company may grant incentive and nonqualified stock options, restricted stock units (“RSUs”), restricted stock awards (“RSAs”) and other stock-based awards to employees, officers, directors, consultants, and advisors. The shares of common stock underlying any awards that are forfeited, cancelled, repurchased, or otherwise terminated by the Company under the 2014 Plan will be added back to the shares available for issuance under the 2014 Plan.

Stock Options

During the six months ended June 30, 2021, the Company granted options with an aggregate fair value of $14.4 million, which were expensed during the period as the options were fully vested on the grant date. No stock options were granted during the six months ended June 30, 2020.

A summary of stock option activity under the 2008 Plan and 2014 Plan is presented below:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value(1)
			(in years)	(in thousands)
Outstanding as of December 31, 2020	679,596	$0.66	3.20	$131,370
Granted	32,494	0.75
Exercised	(81,087)	0.49
Forfeited	(32,494)	0.75

Outstanding as of June 30, 2021	598,509	0.69	2.65	270,832

Exercisable as of June 30, 2021	598,509	$0.69	2.65	$270,832

(1)

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the underlying stock options and the estimated fair value of the common stock for those stock options that had exercise prices lower than the estimated fair value of the common stock as of June 30, 2021 and December 31, 2020.

The aggregate intrinsic value of stock options exercised during the six months ended June 30, 2021 and 2020 was $20.3 million and $1.8 million, respectively. The weighted-average fair value of options granted during the six months ended June 30, 2021 was $443.20 per share and was calculated using the following estimated assumptions:

	Six Months Ended June 30, 2021
Weighted-average risk-free interest rate	0.07%
Expected dividend yield	0%
Expected volatility	89%
Expected term	0.75	years

Restricted Stock Units

A summary of the RSU activity under the 2014 Plan is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2020	2,545,458	$85.63
Granted	588,450	339.86
Forfeited	(39,891)	152.76

Nonvested as of June 30, 2021	3,094,017	$133.11

RSUs issued under the 2014 Plan expire seven years from the date of grant. The weighted average remaining contractual term for the nonvested RSUs as of June 30, 2021 was 5.02 years. The weighted average grant date fair value of the RSUs granted during the six months ended June 30, 2020 was $111.85 per share.

Restricted Stock Awards

A summary of the RSA activity under the 2014 Plan is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2020	8,538	$97.63
Vested	(2,407)	97.63

Nonvested as of June 30, 2021	6,131	$97.63

The aggregate fair value of the RSAs that vested during the six months ended June 30, 2021 and 2020 was $0.2 million and $0.3 million, respectively.

Stock-Based Compensation

Stock-based compensation expense was allocated as follows (in thousands):

	Six Months Ended June 30,
	2021	2020
Research and development	$40	$45
General and administrative	14,597	195

Total	$14,637	$240

During the six months ended June 30, 2021 and 2020, the Company recognized $14.6 million and $0.2 million, respectively, of stock-based compensation expense related to stock options and RSAs. The Company has not recognized any stock-based compensation expense related to the RSUs as of June 30, 2021 as satisfaction of the performance-based vesting condition was not deemed probable.

As of June 30, 2021, total unrecognized stock-based compensation expense related to the RSUs and RSAs was $411.9 million and $0.6 million, respectively. There is no unrecognized stock-based compensation expense related to stock options. The total unrecognized stock-based compensation expense related to the RSAs will be recognized over a weighted average period of 1.42 years.

14. Revenue Recognition

Disaggregation of Revenue

The following table sets forth the percentage of Foundry revenues by industry based on total Foundry revenue:

	Six Months Ended June 30,
	2021	2020
Food and nutrition	25%	39%
Industrial and environmental	22%	27%
Agriculture	10%	12%
Consumer and technology	19%	14%
Other	24%	8%

Total	100%	100%

The following table sets forth the percentage of revenue by geographic location based on total revenue:

	Six Months Ended June 30,
	2021	2020
North America	96%	93%
Rest of world	4%	7%

Total	100%	100%

Contract Balances

The Company recognizes a contract asset when the Company transfers goods or services to a customer before the customer pays consideration or before payment is due, excluding any amounts presented as accounts receivable. The Company had no contract asset balances as of June 30, 2021 and December 31, 2020.

Contract liabilities, or deferred revenue, primarily consist of payments received in advance of performance under the contract or when the Company has an unconditional right to consideration under the terms of the contract before it transfers goods or services to the customer. The Company’s collaborative arrangements with its investees and related parties typically include upfront payments consisting of cash or non-cash consideration for future research and development services and non-cash consideration in the form of equity securities for licenses that will be transferred in the future. The Company records the upfront cash payments and fair value of the equity securities as deferred revenue.

The Company also invoices customers based on contractual billing schedules, which results in the recording of deferred revenue to the extent payment is received prior to the Company’s performance of the related services. Contract liabilities are recognized as revenue as (or when) the Company performs under the contract.

Of the Company’s $128.5 million in deferred revenue at December 31, 2020, $18.5 million was recognized as revenue during the six months ended June 30, 2021. Of the Company’s $147.9 million in deferred revenue at December 31, 2019, $14.6 million was recognized as revenue during the six months ended June 30, 2020.

Performance Obligations

The aggregate amount of the transaction price that was allocated to performance obligations that have not yet been satisfied or are partially satisfied as of June 30, 2021 and December 31, 2020 was $36.5 million and $20.7 million, respectively. The Company has elected the practical expedient not to provide the remaining performance obligation disclosures related to contracts for which the Company recognizes revenue in the amount to which it has the right to invoice. As of June 30, 2021, of the performance obligations not yet satisfied or partially satisfied, nearly all is expected to be recognized as revenue during the years 2021 to 2026.

15. Significant Collaboration Transactions

Kalo Ingredients, LLC

Summary of Arrangement

Kalo was formed in March 2021 to focus on the application of synthetic biology in the personal care products industry. In March 2021, the Company entered into (i) an Intellectual Property Contribution Agreement (“Kalo IP Agreement”) that granted Kalo a license to certain of the Company’s intellectual property, (ii) a Technical Development Agreement (“Kalo TDA”) that establishes the terms under which the Company will provide technical research and development services, and (iii) a Common Unit Issuance Agreement (“Kalo CUIA”) which compensates the Company for its intellectual property contribution. Contemporaneous with these transactions, Kalo entered into a Series A Preferred Unit Purchase Agreement under which it sold 1,755,000 Series A preferred units to certain of the Company’s investors, for aggregate proceeds of approximately $19.5 million. The Series A Preferred Unit Purchase Agreement provides for the sale and issuance of up to an additional 7,245,000 Series A preferred units subsequent to the initial closing. In June 2021, Kalo issued an additional 3,528,000 Series A preferred units for aggregate proceeds of approximately $39.2 million. In July 2021, Kalo issued an additional 1,611,900 Series A preferred units for aggregate proceeds of approximately $17.9 million and closed its Series A preferred unit financing. As a result, the Company received an additional 5,229,900 common units in Kalo for total consideration of $35.5 million (Note 18).

Under the Kalo IP Agreement, the Company licensed certain intellectual property to Kalo for use in the development or the production of Kalo’s products that the parties will subsequently agree to research and develop under technical development plans (“TDPs”). The license rights provide Kalo with the ability to commercialize the specified products from the corresponding TDP under the Kalo TDA. In return for the license to the intellectual property, Kalo has agreed to issue the Company up to 9,000,000 common units in accordance with certain terms and conditions set forth within the agreements. The Company received 1,755,000 common units upon execution of the Kalo CUIA and an additional 5,229,900 common units upon closing of the Series A preferred unit financing in July 2021 (Note 18). No additional common units are expected to be issued to the Company.

Under the Kalo TDA, the parties jointly agree on TDPs, through equal representation on a joint steering committee, under which the Company will perform agreed-upon research and development services in return for consideration on a cost-plus basis for all services provided.

Accounting Analysis

The common unit investment in Kalo is considered an equity method investment as a result of the Company’s ability to exercise significant influence over Kalo’s financial and operating policies through its ownership of common units. The initial carrying value of the equity method investment in Kalo is the fair value of the common units of $11.9 million received in exchange for the Kalo IP Agreement which, as discussed below, was accounted for as deferred revenue at inception. The fair value of Kalo’s common units was determined at inception of the agreements using the option pricing method. The option pricing method used a back-solve methodology to infer the total equity value based on the pricing of the Series A preferred unit financing, which was contemporaneous with the Kalo IP Agreement. Further, the Company determined the rights to up to an additional 7,245,000 common units did not meet the definition of a freestanding financial instrument and are not representative of a derivative. The right to the additional common units is considered variable consideration that is fully constrained at inception and until the contingencies related to the issuance of the additional shares are resolved.

The Series A preferred units issued by Kalo receive a liquidation preference prior to common units. As such, the Company concluded that this represents a substantive profit-sharing arrangement, and the Company is recognizing earnings and losses on the equity method investment using the HLBV method. The Company recorded a $11.9 million loss on its equity method investment in Kalo during the six months ended June 30, 2021. The loss allocated to the Company primarily relates to Kalo’s accounting for the non-cash consideration related to the Kalo IP Agreement as in-process research and development, which resulted in the full value of the Company’s intellectual property contribution being expensed in the six months ended June 30, 2021. As of June 30, 2021, the carrying value of the equity method investment in Kalo has been reduced to zero. There is no commitment for the Company to provide further financial support to Kalo, and therefore the carrying value of the equity method investment will not be reduced below zero.

The relationship with Kalo is a vendor-customer relationship and is within the scope of ASC 606, as the provision of services and corresponding license rights are considered a part of the Company’s ordinary activities. The common units issued to the Company represent non-cash consideration. While the Kalo TDA has been executed by the parties and provides the payments terms for future services, the Kalo TDA does not provide for any transfer of goods or services between the parties. However, the Company will provide licenses and services upon execution of the contemplated TDPs. Accordingly, the Company concluded that the Kalo TDA, in combination with the Kalo CUIA, met the definition of a contract under ASC 606. Each TDP executed under the Kalo TDA will be accounted for in accordance with ASC 606.

The Company’s performance obligations under the contract consist of ten material rights to future technical research and development services and commercial licenses under individual TDPs that the Company expects to execute under the Kalo TDA. The material rights represent an advance payment for the license rights, which will be granted upon the execution of future TDPs. As there is no additional payment for these license rights when future TDPs are executed, the Company has determined that there is a material right associated with each of the contemplated additional TDPs under the Kalo TDA. The Company has allocated approximately $1.2 million of the upfront non-cash consideration to each of the ten material rights based on the estimated standalone selling price of the performance obligations. Unexercised material rights are recorded as non-current deferred revenue until such time as the parties execute a TDP conveying a commercial license.

Upon the execution of a TDP underlying a material right, the Company is obligated to provide technical research and development services under the TDP and a license to applicable patents and other intellectual property designed and developed under the TDP. The technical research and development services and license provided under a TDP are highly interdependent and interrelated with one another. Without the Company’s knowledge, expertise, and platform, there would not be a licensable strain or other commercializable product to transfer to Kalo. Further, Kalo has rights to development intellectual property created as part of each TDP, irrespective of the result of the development. Therefore, each executed TDP underlying a material right consists of one combined performance obligation for the technical research and development services and license to be provided by the Company.

For each TDP underlying a material right, the transaction price consists of variable consideration for the most likely amount of estimated consideration to be received under the cost-plus arrangement and non-cash consideration allocated to the material rights. As the services performed by the Company under a TDP create or enhance an asset that Kalo controls as the asset is created or enhanced, the Company satisfies the performance obligation and recognizes revenue over time. The Company uses an input method that compares total costs incurred relative to total estimated cost to complete to estimate progress under the contract. Any revisions to the estimated total budgeted costs to complete, and the resulting impact to revenue recognition, are reflected in the period of the change through a cumulative catch-up adjustment.

As of June 30, 2021, the Company had a deferred revenue balance of $11.9 million with Kalo, consisting of the non-cash consideration received. During the six months ended June 30, 2021, the Company recognized $1.2 million from services provided to Kalo.

Allonnia, LLC

Summary of Arrangement

Allonnia was formed in 2019 and focuses on the application of synthetic biology in the bioremediation space, leveraging Ginkgo’s proprietary platform to develop solutions to treat waste streams through degrading or metabolizing contaminants of concern and recover and upcycle valuable materials from waste. In December 2019, the Company entered into (i) an Intellectual Property Contribution Agreement (“Allonnia IP Agreement”) that granted Allonnia a license to certain of the Company’s intellectual property, (ii) a Technical Development Agreement (“Allonnia TDA”) that establishes the terms under which the Company is providing technical development services, and (iii) a Common Unit Issuance Agreement (“Allonnia CUIA”) which provides for the issuance of common units of Allonnia to the Company in exchange for the license rights granted under the Allonnia IP Agreement. Contemporaneous with these agreements, Allonnia entered into a Series A Preferred Unit Purchase Agreement under which Allonnia sold 2,970,000 Series A preferred units to certain of the Company’s investors, as well as a third-party investor. Allonnia also agreed to issue an additional 630,000 Series A preferred units to a strategic partner as compensation for the delivery of future services to Allonnia. The Series A Preferred Unit Purchase Agreement also provided for the sale and issuance of up to an additional 5,400,000 Series A preferred units subsequent to the initial closing. Through December 31, 2020, Allonnia issued an additional 1,844,911 Series A preferred units, 180,000 of which were issued in exchange for the rights to certain intellectual property which will vest based on the achievement of milestones associated with the development of the intellectual property received. During the six months ended June 30, 2021, Allonnia closed their Series A preferred unit financing and issued 22,500 Series A preferred units to an additional third-party investor.

Under the Allonnia IP Agreement, the Company licensed intellectual property to Allonnia for use in the development or the production of its products that the parties will subsequently agree to develop under TDPs. The license rights provide Allonnia with the ability to commercialize the specified products from the corresponding strain or enzyme, which can only be developed by the Company under the Allonnia TDA. The Company received 3,600,000 common units as consideration for the license upon execution of the agreement and an additional 1,867,411 common units during the six months ended June 30, 2021 in connection with the closing of the Series A preferred unit financing.

Under the Allonnia TDA, the parties jointly agree, through equal representation on a joint steering committee, on TDPs for specific strains and enzymes, in which the Company will perform agreed upon development services in return for consideration on a cost-plus basis for all services provided.

Accounting Analysis

The common unit investment in Allonnia is considered an equity method investment as a result of the Company’s ability to exercise significant influence over Allonnia’s financial and operating policies through its ownership of common units. The initial carrying value of the equity method investment in Allonnia, which was equal to the fair value of the common units received in exchange for the Allonnia IP Agreement of $24.5 million, was subsequently reduced to zero as a result of the application of the HLBV method and was recorded as a loss on equity method investments. During the six months ended June 30, 2021, Allonnia issued an additional 22,500 Series A preferred units and closed their Series A preferred unit financing. As a result, the Company received an additional 1,867,411 common units for total consideration of $12.7 million. The additional consideration received resulted in an increase in the Company’s equity method investment in Allonnia of $12.7 million, which the Company subsequently reduced to zero as a result of the application of the HLBV method. Accordingly, the Company recorded a loss on its equity method investment in Allonnia of $12.7 million during the six months ended June 30, 2021. As of June 30, 2021, the carrying value of the equity method investment in Allonnia remained at zero. There is no commitment for the Company to provide further financial support to Allonnia and therefore the carrying value of the equity method investment will not be reduced below zero. Therefore, no additional loss was recognized during the six months ended June 30, 2021.

The relationship with Allonnia is a vendor-customer relationship and is within the scope of ASC 606 whereby the Company will provide licenses and services upon execution of the TDPs as outlined under the terms of the Allonnia TDA. The Company’s performance obligations under the contract consist of a combined service and license performance obligation related to the initial TDP executed in February 2020 and nine material rights, related to the estimated additional TDPs the parties expect to execute under the Allonnia TDA. The material rights represent an advance payment for the license rights which will be granted upon the execution of each TDP. As there is no additional payment for these license rights upon execution of a TDP, the Company has determined that there is a material right associated with each of the contemplated future TDPs. The Company initially allocated $2.5 million of the upfront non-cash consideration to each of the ten performance obligations under the contract based on the estimated standalone selling price of the performance obligations. Unexercised material rights are recorded as non-current deferred revenue until such time as the parties execute a TDP.

Upon the execution of each TDP, the Company is obligated to provide development services under the TDP and a license to applicable patents and other intellectual property to the products developed under the plan. Each executed TDP consists of one combined performance obligation for the license and research and development services to be performed by the Company.

The transaction price for each TDP consists of variable consideration for the most likely amount of estimated consideration to be received under the cost-plus arrangement and the non-cash consideration allocated to the material rights. The Company recognizes revenue over time as it satisfies the respective performance obligations using an input method that compares total costs incurred relative to total estimated cost to complete to estimate progress under the contract. During the six months ended June 30, 2021, the additional non-cash consideration received of $12.7 million, which is representative of previously constrained variable consideration, was allocated to each of the ten performance obligations under the arrangement with Allonnia of $1.3 million each consistent with the initial relative selling price allocation. Additionally, a cumulative catch up in revenue was recognized for the TDPs in process.

As of June 30, 2021 and December 31, 2020, the Company had a deferred revenue balance of $38.0 million and $26.1 million, respectively, with Allonnia. During the six months ended June 30, 2021 and 2020, the Company recognized $3.4 million and $1.5 million, respectively, from services provided to Allonnia.

Other Significant Collaboration Transactions

In addition to the activity discussed above related to Kalo and Allonnia, the Company provided research and development services under existing collaboration arrangements with Joyn, Motif, Synlogic and Genomatica. During the six months ended June 30, 2021 and 2020, the total revenue recognized from services provided to these entities was $19.1 million and $21.1 million, respectively. As of June 30, 2021 and December 31, 2020, the Company had an aggregate deferred revenue balance of $84.8 million and $94.0 million, respectively, with Joyn, Motif, Synlogic and Genomatica.

During the six months ended June 30, 2021, there were no material changes to the Company’s arrangements with its collaborators except as noted above. For a description of these arrangements and the related accounting conclusions, refer to Note 17 to the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this registration statement and prospectus. Refer to Notes 7 and 8 for additional details on the Company’s equity method investments and investments, as well as Note 17 for a summary of transactions with related parties.

16. Net Loss per Share

The following potential common shares, presented based on amounts outstanding at each period end, were excluded from the calculation of diluted net loss per share attributable to Ginkgo Bioworks, Inc. common stockholders for the periods indicated because including them would have been anti-dilutive:

	Six Months Ended June 30,
	2021	2020
Series B Preferred Stock	4,138,185	4,138,185
Series C Preferred Stock	4,658,503	4,658,503
Series D Preferred Stock	6,162,631	6,146,911
Series E Preferred Stock	3,460,005	3,310,733
Warrants to purchase Series B Preferred Stock	5,066	5,066
Warrants to purchase Series D Preferred Stock	—	15,720
Warrants to purchase Series E Preferred Stock	8,323	—
Outstanding stock options	598,509	702,160
Unvested RSUs	3,094,017	1,795,622
Unvested RSAs	6,131	10,948

17. Related Parties

The Company’s significant transactions with its related parties are primarily comprised of revenue generating activities under license and collaboration agreements.

Significant related party transactions included in the Condensed Consolidated Balance Sheets are summarized below (in thousands):

	Joyn	Motif	Genomatica	Allonnia	Synlogic	Kalo	Total
Balances as of June 30, 2021
Accounts receivable, net	$—	$3,831	$1,500	$2,659	$—	$812	$8,802
Deferred revenue, current and non-current	$7,110	$53,871	$23,778	$37,959	$63	$11,897	$134,678
Balances as of December 31, 2020
Accounts receivable, net	$—	$2,403	$1,500	$1,309	$—	$—	$5,212
Deferred revenue, current and non-current	$9,862	$53,952	$30,128	$26,064	$72	$—	$120,078

Significant related party transactions included in the Condensed Consolidated Statements Operations and Comprehensive Loss are summarized below (in thousands):

	Joyn	Motif	Genomatica	Allonnia	Synlogic	Kalo	Total
For the Six Months Ended June 30, 2021
Foundry revenue	$2,752	$10,104	$6,201	$3,364	$10	$1,191	$23,622
For the Six Months Ended June 30, 2020
Foundry revenue	$3,582	$12,002	$5,421	$1,462	$47	$—	$22,514

Significant related party transactions included in the changes in operating assets and liabilities in the Condensed Consolidated Statements of Cash Flows are summarized below (in thousands):

	Joyn	Motif	Genomatica	Allonnia	Synlogic	Kalo	Total
For the Six Months Ended June 30, 2021
Accounts receivable, net	$—	$(1,428)	$—	$(1,350)	$—	$(812)	$(3,590)
Deferred revenue, current and non-current	$(2,752)	$(81)	$(6,350)	$(803)	$(9)	$—	$(9,995)
For the Six Months Ended June 30, 2020
Accounts receivable, net	$125	$2,204	$—	$(1,114)	$—	$—	$1,215
Deferred revenue, current and non-current	$(3,582)	$(5,281)	$(5,421)	$(233)	$(47)	$—	$(14,564)

Refer to Notes 7 and 8 for additional details on the Company’s investments and equity method investments held in its related parties.

18. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to September 15, 2021, the date that the financial statements were available to be issued. Based on this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

(a) Amendment to Glycosyn Promissory Note

In July 2021, the existing terms of the Glycosyn Promissory Note were amended to allow Glycosyn to make interest-only payments through the end of 2021 and to accelerate the maturity date to December 31, 2021. However, if Glycosyn were to execute a term sheet on or prior to December 31, 2021 with an investor or acquirer for a bona fide equity financing or change of control transaction that, upon its consummation, will provide Glycosyn with gross proceeds of at least $10 million, then the maturity date will instead be the earlier of the consummation date of such transaction or March 31, 2022.

(b) 2014 Plan Increase

In July 2021, the board of directors approved an increase to the aggregate number of shares reserved for issuance under the 2014 Plan of 1,800,000 shares, raising the total aggregate number of shares reserved for issuance under the 2014 Plan from 3,478,368 to 5,278,368.

(c) Kalo Series A Preferred Unit Financing

In July 2021, Kalo issued an additional 1,611,900 Series A preferred units for aggregate proceeds of approximately $17.9 million and closed their Series A preferred unit financing. As a result, the Company received an additional 5,229,900 common units in Kalo for total consideration of $35.5 million.

(d) Dutch DNA Acquisition

On July 1, 2021, the Company completed an acquisition of 100% of the equity of Dutch DNA Biotech B.V. (“DDNA”), a company based in the Netherlands with a proprietary platform technology focused on the development of fungal strains and fermentation processes for the production of proteins and organic acids. The Company will integrate DDNA’s team, fungal strain assets, and operations into its broader platform for cell programming. The total purchase price consisted of $12.4 million in cash and 33,291 shares of Ginkgo common stock plus working capital adjustments. Additionally, under the purchase agreement, the Company agreed to make earn-out payments to the seller of up to $20.0 million upon the satisfaction of one or more technical and commercial milestones by DDNA pursuant to a Technical Development Agreement executed between the Company and DDNA prior to the close of the transaction. During the six months ended June 30, 2021, the Company made a $1.2 million prepayment towards the cash purchase price, which is included in other non-current assets on the Condensed Consolidated Balance Sheet. The remaining $11.2 million of the cash purchase price is held in escrow as of June 30, 2021 and classified as restricted cash and included in other non-current assets on the Condensed Consolidated Balance Sheets.

(e) Lease Amendment

On September 6, 2021, the Company entered into an amendment to its operating lease at 27 Drydock Avenue in Boston, Massachusetts under which the Company will lease an additional 47,957 square feet of space and extend the term of the lease by six years from January 2030 to January 2036. The Company anticipates occupying approximately 29,552 square feet of additional space in 2021 and the remainder in 2023. The minimum monthly rent for the expansion premises will be $0.2 million starting in 2021 and $0.1 million starting in 2023, increasing by 3% annually. The minimum monthly rent for the existing premises during the extended term will be $1.1 million, increasing by 3% annually. The Company’s letter of credit will increase by $1.0 million. The Company will continue to have an option to extend the term of the lease beyond the extended term for an additional five-year term.

(f) Founder Equity Grants

In August 2021, the board of directors granted 437,207 restricted stock units to each of Ginkgo’s founders under the 2014 Plan, subject to the closing of the merger with SEAC Merger Sub Inc., a subsidiary of Soaring Eagle Acquisition Corp. (“Business Combination”) and a service-based vesting condition. The service condition will be satisfied on the first anniversary of the closing of the Business Combination, subject to continued service with Ginkgo through such date.

(g) Founder Equity Repurchases

In September 2021, prior to the closing of the Business Combination, the Company repurchased 55,160 common shares from Ginkgo’s founders at a price of $453.20 per share for a total purchase price of $25 million.

(h) Amended Certificate of Incorporation

In September 2021, the board of directors approved the Fifth Amended and Restated Certificate of Incorporation (the “Fifth Restated Certificate”) that authorizes the Company to issue 70,000,000 shares, consisting of (i) 35,000,000 shares of Class A common stock, par value $0.0001 per share, and (ii) 35,000,000 shares of Class B common stock, par value $0.0001 per share. Immediately upon filing of the Fifth Restated Certificate, each outstanding share of preferred stock and common stock will be reclassified into one outstanding share of Class A common stock (the “Reclassification”). Each “Eligible Holder” (as defined in the Fifth Restated Certificate) is eligible to exchange all or a portion of their Class A common stock for the same number of shares of Class B common stock, effective immediately after the Reclassification but prior to the closing of the Business Combination, pursuant to an exchange agreement. Each equity award (option, restricted stock award and restricted stock unit award) outstanding and held by an employee of the Company immediately prior to the effectiveness of the Reclassification will be automatically converted, effective concurrently with the effectiveness of the Reclassification and prior to the closing of the Business Combination, into an equity award that entitles the holder to the number of shares of Class B common stock equal to the number of shares of common stock subject to the employee equity award immediately prior to the conversion. Each equity award held by a non-employee will be automatically converted into an equity award that entitles the holder to the number of shares of Class A common stock equal to the number of shares of common stock subject to the non-employee equity award immediately prior to the conversion. Shares of Class A common stock and shares of Class B common stock generally will entitle the holders to the same rights, except that each share of Class A common stock will have only one vote per share and each share of Class B common stock will have ten votes per share.

(i) Verb Biotics

In September 2021, the Company launched a new platform venture, Verb Biotics, LLC (“Verb”), a probiotics innovation company that will identify and design new strains of probiotic bacteria with advanced properties for human nutrition, health, and wellness. Verb was capitalized through a Series A funding that raised $30 million in gross proceeds from an investor group comprising certain of the Company’s investors. Concurrently with the launch, the Company entered into (i) an Intellectual Property Contribution Agreement that granted Verb a license to certain of the Company’s intellectual property and (ii) a Technical Development Agreement that establishes the terms under which the Company will provide technical development services. In return for the license to the intellectual property, Verb granted the Company 9,000,000 common units in Verb.

(j) Ayana Bio

In September 2021, the Company launched a new platform venture, Ayana Bio, LLC (“Ayana”), a company that will identify and design new bioactive compounds for use as complementary medicine to support human health and wellness. Ayana was capitalized through a Series A funding that raised $30 million in gross proceeds from an investor group comprising certain of the Company’s investors. Concurrently with the launch, the Company entered into (i) an Intellectual Property Contribution Agreement that granted Ayana a license to certain of the Company’s intellectual property and (ii) a Technical Development Agreement that establishes the terms under which the Company will provide technical development services. In return for the license to the intellectual property, Ayana granted the Company 9,000,000 common units in Ayana.

(k) SaponiOx

On September 10, 2021, the Company entered into a Multiple Project Collaboration Agreement (“MPCA”) with SaponiQx, Inc. (“SaponiOx”), a newly formed subsidiary of Agenus Inc. SaponiOx is building an adjuvant platform dedicated to discovering novel adjuvants and developing new, more effective vaccines utilizing optimized antigen-adjuvant pairings. Under the MPCA, the parties will collaborate on mutually agreed projects with Ginkgo conducting development activities focused on the discovery and development of novel host cells, cell lines or microbial strains related to saponin compounds and an optimized manufacturing process that will enable SaponiOx to produce saponin-based products in the vaccine and non-vaccine fields. As consideration for its development activities, Ginkgo will receive fees based on a cost-plus fixed margin basis. Concurrently with the MPCA, Ginkgo purchased 56,250 shares of SaponiOx Series A Preferred Stock in exchange for granting SaponiOx a $10 million credit towards its development activities. If SaponiOx sells additional shares of Series A Preferred Stock for aggregate consideration of at least $25 million prior to February 15, 2022, Ginkgo will purchase an additional 84,375 shares of Series A Preferred Stock in exchange for granting SaponiOx an additional $15 million credit towards its development activities.